BEI Technologies, Inc.

Dear Stockholder:                                              November 17, 2000

         I  am  pleased  to  inform  you  that  the  California   Department  of
Corporations has approved the distribution (the "Distribution") by BEI Technologies, Inc. ("Technologies") to our stockholders of approximately 42% of the outstanding securities of OpticNet, Inc. ("OpticNet"), a majority-owned subsidiary of Technologies.

         Your Board of Directors believes that the Distribution, which is designed to establish OpticNet as a substantially independent company able to adopt strategies and pursue objectives appropriate to its business, is in the best interests of both Technologies and OpticNet. OpticNet's shares are not presently approved for listing with any securities exchange.

         OpticNet's business is focused on developing subsystems and components such as optical switches that can be used in fiber optic telecommunications systems. OpticNet hopes to become a leading provider of optical switching products for telecommunications, data networks and related markets and has entered into an initial agreement for the design and fabrication of optical components for the telecommunications market. OpticNet's management team is committed to providing the leadership necessary to deliver superior products and service to customers and to increase the value of OpticNet for its stockholders.

         In the Distribution, each holder of record of Technologies common stock as of the close of business on October 30, 2000 will receive one share of OpticNet common stock for every two shares of Technologies common stock held on such date, and cash in lieu of a fractional share of OpticNet common stock. As a separate matter, the Board of Directors of Technologies has also declared a one-for-one stock dividend to our stockholders (the "Technologies Common Stock Dividend"), effective October 30, 2000, immediately following the Distribution. Immediately following the effectiveness of the Distribution, stockholders of record as of the close of business on October 30, 2000 will receive one additional share of the common stock of Technologies for each share held as of that date. Stock certificates representing the OpticNet shares are being mailed to the stockholders together with this Information Statement, and the Technologies Common Stock Dividend shares are being concurrently mailed separately to the stockholders.

         The enclosed is the final Information Statement on the subject of the Distribution. This final Information Statement provides the definitive details on the Distribution first described to the stockholders in the preliminary Information Statement mailed to the stockholders on September 6, 2000. Those persons who were holders of the common stock of BEI Technologies, Inc. as of the record date are not required to take any action to participate in the Distribution.

         We are delighted to announce the consummation of the Distribution and the establishment of OpticNet as a separate company.

                                                     Sincerely,




                                                     Charles Crocker
                                                     Chairman of the Board
                                                     and Chief Executive Officer

                              INFORMATION STATEMENT

                  TO THE STOCKHOLDERS OF BEI TECHNOLOGIES, INC.

       Distribution of 3,578,470 shares of Common Stock of OpticNet, Inc.
                          (Par Value $.0001 per share)

         This Information Statement is being furnished to stockholders of BEI Technologies, Inc. ("Technologies") in connection with the distribution (the "Distribution") to holders of record of Technologies Common Stock, par value $.001 per share ("Technologies Common Stock") on October 30, 2000 (the "Record Date"), of one share of OpticNet, Inc. ("OpticNet" or the "Company") Voting Common Stock, par value $.0001 per share ("OpticNet Common Stock"), for every two shares of Technologies Common Stock owned as of the Record Date, plus cash in lieu of a fractional share of OpticNet Common Stock. Separately, the Board of Directors of Technologies has also declared a dividend payable to the holders of Technologies Common Stock (the "Technologies Common Stock Dividend") of one share of Technologies Common Stock for each share of Technologies Common Stock held on the Record Date, effective immediately following the Distribution. Pursuant to the Distribution, Technologies is distributing substantially all shares of OpticNet Common Stock held by it to its stockholders, resulting in approximately 42% of the outstanding securities of OpticNet being distributed to holders of Technologies Common Stock on the Record Date. Following the Distribution, Technologies will continue to hold securities of OpticNet in the form of shares of Preferred Stock of OpticNet convertible into OpticNet Common Stock, and also a nominal number of shares of OpticNet Common Stock, together representing an ownership interest of approximately 24% in OpticNet. The remainder of the shares of OpticNet Common Stock presently outstanding are held by persons who have been, and are expected to continue to be, primary contributors to the development of the business as well as the technology transferred to OpticNet by Technologies in connection with the Distribution. Technologies has transferred to OpticNet certain assets, related technology and intellectual property previously owned by Technologies and Technologies' majority-owned subsidiary, SiTek, Inc.

         The  Distribution  was  declared  effective at the close of business on
October  30,  2000 and the  Technologies  Common  Stock  Dividend  was  declared effective immediately thereafter (as to each, the "Effective Date"). Your OpticNet Common Stock certificates are enclosed together with this Information Statement, while the distribution of Technologies Common Stock certificates by Technologies' transfer agent is being effected in a separate mailing (as to each, the "Mailing Date"). Stockholders of Technologies will not pay any consideration for the shares of OpticNet Common Stock received in the Distribution. There is no current trading market for OpticNet Common Stock, nor do we presently intend to list the OpticNet Common Stock for trading with any securities exchange. In addition, the shares of OpticNet Common Stock received in the Distribution are subject to certain restrictions on transfer, as described in more detail within this Information Statement.

                             ----------------------
 THE SECURITIES ISSUED IN THE DISTRIBUTION HAVE NOT BEEN APPROVED OR DISAPPROVED
        BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER FEDERAL OR
           STATE AUTHORITY NOR HAS SUCH COMMISSION OR OTHER AUTHORITY
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION
                  STATEMENT. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

  THE ISSUANCE BY BEI TECHNOLOGIES, INC. OF THE SHARES OF OPTICNET COMMON STOCK
    TO ITS STOCKHOLDERS AS DESCRIBED IN THIS INFORMATION STATEMENT IS EXEMPT
          FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, BY
            VIRTUE OF THE EXEMPTION PROVIDED FOR IN SECTION 3(A)(10)
                             OF THE SECURITIES ACT.
                             ----------------------

         Stockholders of Technologies with inquiries related to the Distribution should contact BEI Technologies, Inc., One Post Street, Suite 2500, San Francisco, California 94104, telephone (415) 956-4477, or Technologies' transfer agent, ChaseMellon Shareholder Services, L.L.C., Securities Transfer Services, P.O. Box 3310, South Hackensack, New Jersey 07606, telephone (415) 743-1444 (in the San Francisco Bay Area) and (800) 356-2017 (anywhere in the U.S.).

           The date of this Information Statement is November 17, 2000

                                                    TABLE OF CONTENTS
                                                                                                               Page

INFORMATION STATEMENT.............................................................................................i

SUMMARY OF CERTAIN INFORMATION..................................................................................iii

FORWARD-LOOKING STATEMENTS........................................................................................1

THE DISTRIBUTION..................................................................................................1

Reasons for the Distribution......................................................................................1

Certain Federal Income Tax Consequences of the Distribution.......................................................1

Manner of Effecting the Distribution and Technologies Common Stock Dividend.......................................2

Permit for Distribution Issued by the California Department of Corporations.......................................2

Fractional Shares.................................................................................................2

Relationship between Technologies, OpticNet and SiTek after the Distribution......................................2

Technology Transfer and Distribution Agreement ("Distribution Agreement").........................................3

InterCompany Services Agreement...................................................................................3

License and Technical Assistance Agreement........................................................................3

OpticNet Shares-Transfer Restrictions.............................................................................4

Other Consequences of the Distribution and Technologies Common Stock Dividend.....................................4

Dividend Policies.................................................................................................4

Stock Options.....................................................................................................4

Restricted Stock..................................................................................................4

THE BUSINESS OF OPTICNET..........................................................................................5

Introduction and Historical Overview..............................................................................5

Description of the OpticNet Business..............................................................................5

Business Summary and Strategy.....................................................................................5

Possible Customers and Markets....................................................................................6

Products and Proprietary System...................................................................................6

DIRECTORS AND EXECUTIVE OFFICERS OF OPTICNET......................................................................7

Directors.........................................................................................................7

Board of Directors and Officers of the Company....................................................................8

Committees of the Board of Directors..............................................................................8

Audit Committee...................................................................................................8

Compensation Committee............................................................................................8

Executive Officers................................................................................................8

SECURITIES OWNERSHIP BY TECHNOLOGIES AND OPTICNET MANAGEMENT......................................................9

INCENTIVE PLANS OF OPTICNET......................................................................................10

2000 Equity Incentive Plan.......................................................................................10

401(k) Plan......................................................................................................10


                                                            i.


                                                    TABLE OF CONTENTS

Management Incentive Bonus Plan..................................................................................10

DESCRIPTION OF CAPITAL STOCK.....................................................................................11

Authorized Capital Stock.........................................................................................11

Company Preferred Stock..........................................................................................11

Company Common Stock.............................................................................................11

Common Stock Dividend Policy.....................................................................................12

CERTIFICATE OF INCORPORATION AND BYLAWS..........................................................................13

Certain Anti-Takeover Provisions of the Certificate of Incorporation and the Bylaws..............................13

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals..................................13

Preferred Stock..................................................................................................13

Elimination of Liability and Indemnification of Directors and Executive Officers.................................13

Indemnification of Directors and Officers........................................................................14

CERTAIN FEDERAL INCOME TAX CONSEQUENCES..........................................................................15

--------------------------------------------------------------------------------

                         SUMMARY OF CERTAIN INFORMATION

         This summary highlights selected information provided in more detail elsewhere in this Information Statement. You should carefully read this entire Information Statement. Certain capitalized terms used in this summary are defined elsewhere in this Information Statement.

         This Information Statement contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ from those anticipated in these forward-looking statements as a result of certain factors discussed in this Information Statement.

                                The Distribution

Distributing Company......    BEI  Technologies,  Inc.,  a Delaware  corporation
                              ("Technologies"). Technologies will continue to pursue its core businesses, including the motion sensor and control business, through its existing operations.

Distributed Company.......    OpticNet, Inc., a Delaware corporation ("OpticNet"
                              or "the Company"), recently formed. The primary business of OpticNet will consist of developing, manufacturing and marketing fiber optic components and subsystems for the telecommunications market.

Ratio for Distribution and    Each  Technologies  stockholder  will  receive one
Technologies Common  Stock    share of  OpticNet  Common  Stock  for  every  two
Dividend..................    shares of  Technologies  Common  Stock held on the
                              Record  Date,  and  also one  additional  share of
                              Technologies   Common  Stock  for  each  share  of
                              Technologies Common Stock held on the Record Date.
                              The  shares  of   OpticNet   Common   Stock  being
                              distributed to the stockholders of Technologies are referred to as the "OpticNet Shares."

OpticNet Shares to be Dis- It is expected 3,578,470 shares of OpticNet Common tributed and Technologies Stock and 7,156,940 shares of Technologies Common Common Stock Dividend Stock will be distributed to the holders of
Shares....................    Technologies  Common Stock in connection  with the
                              Distribution  and the  Technologies  Common  Stock
                              Dividend,    based   on   7,156,940    shares   of
                              Technologies   Common  Stock  outstanding  on  the
                              Record Date.

Fractional Shares.........    Only whole  shares of  OpticNet  Common  Stock and
                              Technologies   Common  Stock  will  be  issued  in
                              connection   with   the   Distribution   and   the
                              Technologies  Common Stock Dividend.  Instead of a
                              fractional share of OpticNet Common Stock to which
                              a  Technologies  stockholder  would  otherwise  be
                              entitled,    Technologies   will   pay   to   such
                              stockholder a cash amount equal to $0.04, based on the $0.08 value per share determined for the OpticNet Common Stock as of the Record Date by the Board of Directors of OpticNet.

Trading Market and Listing At present, there is no public market for OpticNet of OpticNet Common Stock.. Common Stock. In addition, the Bylaws of OpticNet provide for  significant  restrictions on transfer
                              of the  OpticNet  Shares until the Common Stock of
                              OpticNet  is listed  for  trading  with The Nasdaq
                              National Market.  OpticNet expects to register its
                              Common Stock under the Securities  Exchange Act of
                              1934 (the  "Exchange  Act") during  calendar  year
                              2001,  or no  later  than  such  time  as  may  be
                              required.   See  "The   Distribution-Listing   and
                              Trading of OpticNet Common Stock."


                                       iii.

--------------------------------------------------------------------------------

Effective Date for Distr- After the close of business on October 30, 2000, ibution and Technologies with the Technologies Common Stock Dividend to be
Common Stock Dividend ....    effective immediately following the effective time
                              for the Distribution.

Distribution Agent........    ChaseMellon Shareholder Services, L.L.C. (also the
                              transfer agent for Technologies)

Mailing Date..............    Certificates  representing the OpticNet Shares are
                              being   mailed   to   the   stockholders   by  the
                              Distribution  Agent together with this Information
                              Statement.  Cash in lieu of a fractional  share of
                              OpticNet    Common   Stock,    and    certificates
                              representing   the   Technologies   Common   Stock
                              Dividend are concurrently being separately mailed to the stockholders. Technologies stockholders will not be required to make any payments or take any other action to receive their OpticNet Shares.
                              See  "The  Distribution-Manner  of  Effecting  the
                              Distribution."


Reasons for the               The Board of  Directors of  Technologies  believes
Distribution..............    that the  Distribution is in the best interests of
                              Technologies  and  its  stockholders  for  various
                              reasons, including (a) allowing OpticNet to pursue
                              strategies  and  objectives  more conducive to its
                              business    goals   than   is    possible   as   a
                              majority-owned  subsidiary  of  Technologies,  (b)
                              facilitating    OpticNet's    ability   to   offer
                              incentives directly tied to the success of the OpticNet business more attractive and appropriate for the recruitment, motivation and retention of key employees and consultants of OpticNet and (c) improving OpticNet's ability to meet its financing needs by increasing OpticNet's ability to seek alternative means of financing.

Relationship Between          Approximately 42% of the outstanding securities of
Technologies and OpticNet     OpticNet   will  be  owned  by   stockholders   of
After the Distribution....    Technologies  by reason of the  Distribution,  and
                              Technologies  will  hold  securities  of  OpticNet
                              representing  approximately 24% of the outstanding
                              securities of OpticNet,  with the remaining 34% of
                              the  outstanding  securities  of OpticNet  held by
                              certain  key   contributors  to  the  business  of
                              OpticNet, exclusive of OpticNet Shares received by
                              such  persons by reason of being  stockholders  of
                              Technologies  pursuant  to  the  Distribution.  An
                              additional number of shares equal to approximately
                              ten percent of OpticNet's  outstanding  securities
                              on a fully diluted basis are reserved for issuance
                              under  OpticNet's  employee  incentive  plan.  The
                              Company  and  Technologies  have  entered  into  a
                              Technology Transfer and Distribution Agreement and
                              an InterCompany  Services  Agreement  establishing
                              the relationship  between the Company and OpticNet
                              subsequent  to  the  Distribution.   Additionally,
                              OpticNet   and   SiTek,    Inc.,   the   Company's
                              majority-owned  subsidiary,  have  entered  into a
                              License   and   Technical   Assistance   Agreement
                              governing  the  relationship   between  SiTek  and
                              OpticNet subsequent to the Distribution.  See "The
                              Distribution-Relationship     between    OpticNet,
                              Technologies and SiTek after the Distribution."

Management of OpticNet and    Information as to those persons  presently serving
Ownership of OpticNet         as  officers  and/or   directors  of  OpticNet  is
Common Stock By OpticNet      provided under  "Directors and Executive  Officers
Management ...............    of    OpticNet".    Immediately    following   the
                              Distribution,   members  of  the   management   of
                              OpticNet  and  other  key   contributors   to  the
                              OpticNet  Business will hold  approximately 34% of
                              the  outstanding  shares of OpticNet  Common Stock
                              not including  OpticNet  Shares received by reason
                              of  the   Distribution  to  the   stockholders  of
                              Technologies.   See   "Securities   Ownership   by
                              Technologies

                                      1v.

--------------------------------------------------------------------------------
                              and OpticNet Management." The shares of OpticNet Common Stock issued to management of OpticNet (not including shares issued to directors of OpticNet who are not operating officers for OpticNet), and other than shares issued to members of the management of OpticNet as stockholders of Technologies in connection with the Distribution, are subject to repurchase by OpticNet at the original issuance price, which repurchase right as to such shares lapses ratably over a four-year period.

Post-Distribution Dividend    Technologies  has paid a cash dividend of $.02 per
Policy and Special Cash       share of  Technologies  Common  Stock each quarter
Dividend Payment..........    since  it  became a public  company  in  September
                              1997.   As  of  the  date  of  the   Distribution,
                              Technologies   will  also   distribute  a  special
                              one-time   cash   dividend  to  its   stockholders
                              intended to cover the estimated tax liability they
                              will  incur  by  reason  of their  receipt  of the
                              dividend of the OpticNet Shares, any cash received
                              in lieu of a fractional  share of OpticNet  Common
                              Stock  and by  reason of  receipt  of the  special
                              one-time  cash  dividend.   See  "Certain  Federal
                              Income Tax  Consequences".  The  payment of future
                              dividends,  if  any,  by  OpticNet  will be at the
                              discretion  of its  Board of  Directors.  See "The
                              Distribution--Other     Consequences     of    the
                              Distribution-Dividend Policies."

Certain Provisions of         Certain  provisions of OpticNet's  Certificate  of
Certificate of Incorpo-       Incorporation  and  Bylaws  may have the effect of
ration and  Bylaws........    making more difficult an acquisition of control of
                              OpticNet  in a  transaction  not  approved  by its
                              Board   of   Directors.    See   "Certificate   of
                              Incorporation and Bylaws." OpticNet's Bylaws also contain restrictions on the transferability of the OpticNet Shares. See "OpticNet Shares-Transfer
                              Restrictions."

Equity  Incentive  Plan(s)    Shares  of  OpticNet  Common  Stock   representing
of OpticNet...............    approximately  10% of the total  capitalization of
                              OpticNet on a fully diluted basis have been reserved for issuance under OpticNet's 2000 Equity
                              Incentive Plan. See "Incentive Plans of OpticNet".

Principal Office of           One  Post  Street,   Suite  2500,  San  Francisco,
OpticNet, Inc.............    California 94104, telephone (415) 956-4477

                      Stockholders With Questions May Call:

         For questions relating to the Distribution and delivery of the stock certificates representing the OpticNet Shares, call ChaseMellon Shareholder Services at:

                    In San Francisco Bay Area: (415) 743-1444
                      Anywhere in the U.S.: (800) 356-2017

                              --------------------

        For other questions please call Technologies at: (415) 956-4477, Monday through Friday between the hours of 9:00 a.m. and 4:00 p.m. Pacific Time


                                       v.

--------------------------------------------------------------------------------

                           FORWARD-LOOKING STATEMENTS

         This Information Statement may contain forward-looking statements that involve risks and uncertainties. When used in this Information Statement, the words "anticipate", "believe", "estimate", "expect" and similar expressions as they relate to Technologies or OpticNet or their respective Boards of Directors or management are intended to identify such forward-looking statements. OpticNet's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "The Business" and elsewhere in this Information Statement.

                                THE DISTRIBUTION

Reasons for the Distribution

         The Board of Directors of Technologies, after careful study and analysis, has concluded it to be in the best interest of Technologies and its stockholders to undertake the Distribution based on its belief that certain technology, related assets and intellectual property previously in the possession of Technologies and its majority-owned subsidiary, SiTek, Inc. (the "OpticNet Business"), will enjoy improved prospects and access to capital markets embodied in an entity separate and apart from Technologies. The Board of Directors of each of Technologies and OpticNet believe that the Distribution will be beneficial to the stockholders of Technologies and OpticNet because it separates out a development stage business of Technologies with distinct business goals and prospective operating characteristics and enables it to adopt strategies and pursue objectives more conducive to its business than is possible under a combined structure whereby the OpticNet Business is contained within Technologies and its subsidiaries. Technologies and OpticNet believe it is easier for management, employees and capital markets to focus on and understand the business goals and objectives of a corporation that focuses on a specified customer base with distinct needs and that specializes in products with related characteristics. The Distribution will allow OpticNet to adopt an organizational structure, system for personnel selection and incentive systems tailored to properly align with the OpticNet Business (in particular, provision for options exercisable for shares of OpticNet's common stock, which provide long-term motivation to employees). The Board of each of Technologies and OpticNet believe it is substantially easier for employees to relate to, internalize and endorse the business strategy of a specific company rather than an aggregation of companies focused on different customers in different industries.

         The Board of Directors of Technologies believes that OpticNet's growth and development will be better facilitated in several ways as a separate company. Among the anticipated benefits is the expectation that, as a separate company, OpticNet will be able to independently pursue strategic relationships with third parties with far more ease than it could as a part of Technologies. The Board of Directors of each of Technologies and OpticNet believe that the separation will allow potential customers, suppliers, financial lenders and equity investors to understand more clearly the OpticNet Business and also reduce OpticNet's cost of obtaining capital. In addition, the management of OpticNet believes that it will be better able to attract, motivate and retain key employees by providing stock-based incentive compensation tied directly to the results of their efforts as reflected in the fair market value of OpticNet Common Stock.

Certain Federal Income Tax Consequences of the Distribution

         The  Distribution   does  not  qualify  as  a  tax-free   distribution.
Accordingly, the fair market value of the shares of OpticNet Common Stock received by the Technologies stockholders is taxable to the stockholders as a dividend, as well as any cash received in lieu of a fractional share of OpticNet Common Stock. The tax basis of the shares of Technologies Common Stock held by Technologies stockholders after the Distribution will not change and the tax basis of the shares of OpticNet Common Stock will be equal to $0.08 per share, as the fair market value of OpticNet Common Stock on the Effective Date. In addition, Technologies will recognize a gain on the distribution equal to the difference between the fair market value of the shares of OpticNet Common Stock distributed and Technologies' basis in the shares.

         Current U.S. Department of Treasury regulations require each Technologies stockholder who receives OpticNet Common Stock pursuant to the Distribution to attach to the stockholder's federal income tax return for the 2000 calendar year a descriptive statement concerning the Distribution.
Technologies  will  make  available   requisite


                                       1.

information to each of its stockholders of record as of the Record Date. For additional detail on certain federal tax consequences to the Technologies stockholders, see "Certain Federal Income Tax Consequences of the Distribution" in this Information Statement.

         ALL  STOCKHOLDERS  SHOULD CONSULT THEIR OWN TAX ADVISERS  REGARDING THE
PARTICULAR   FEDERAL,   FOREIGN,   STATE  AND  LOCAL  TAX  CONSEQUENCES  OF  THE
DISTRIBUTION TO THEM.

Manner of Effecting the Distribution and Technologies Common Stock Dividend

         Technologies delivered shares of OpticNet Common Stock and Technologies Common Stock to ChaseMellon Shareholder Services, L.L.C., who is acting as distribution agent and transfer agent (the "Agent"), for mailing to the holders of record of outstanding shares of Technologies Common Stock on the Record Date. The Distribution will be made on the basis of one share of OpticNet Common Stock for every two shares of Technologies Common Stock outstanding on the Record Date. The Technologies Common Stock Dividend will result in one additional share of Technologies Common Stock being issued for each share of Technologies Common Stock outstanding on the Record Date, effective immediately following the Distribution. All of the OpticNet Shares and Technologies Common Stock shares received in the dividend will be fully paid, nonassessable and free of preemptive rights. Upon completion of the Distribution, we expect there will be 8,554,284 shares of OpticNet Common Stock outstanding (including securities convertible into OpticNet Common Stock), of which approximately 42% will be held by the stockholders of Technologies by reason of the Distribution. No portion of the shares issued in the Distribution are being, or has been proposed to be, publicly offered by OpticNet. The OpticNet Shares will be subject to certain restrictions on transfer set forth in OpticNet's Bylaws. For a description of these restrictions, see "OpticNet Shares- Transfer Restrictions."

         Certificates representing the OpticNet Shares are enclosed together with this Information Statement. Technologies' transfer agent is contemporaneously separately mailing certificates representing the Technologies Common Stock Dividend to the Technologies stockholders. Technologies stockholders are not required to take any action to receive their shares of OpticNet Common Stock in the Distribution. No vote of Technologies stockholders was required or sought in connection with the Distribution, and Technologies stockholders have no appraisal rights in connection with the Distribution.

Permit for Distribution Issued by the California Department of Corporations

         The issuance of the OpticNet Shares to the Technologies stockholders was approved pursuant to an administrative hearing on the manner of effecting the Distribution held on September 28, 2000 in front of the California Department of Corporations.

Fractional Shares

         Only whole shares of OpticNet Common Stock and Technologies Common Stock are being issued in connection with the Distribution and Technologies Common Stock Dividend. Instead of a fractional share of OpticNet Common Stock to which a Technologies stockholder would otherwise be entitled, Technologies is paying to such stockholder a cash amount equal to $0.04, based on the $0.08 value per share determined for the OpticNet Common Stock as of the Record Date by the Board of Directors of OpticNet. Any cash received in lieu of a fractional share of OpticNet Common Stock is being mailed to the stockholders of Technologies by the Distribution Agent separately from this Information Statement.

Relationship between Technologies, OpticNet and SiTek after the Distribution

         Giving effect to the Distribution, Technologies continues to hold securities in OpticNet representing an approximately 24% interest.

         Pursuant to the Distribution, OpticNet will operate independently from Technologies. Technologies and OpticNet are not expected to become competitors because the companies will be engaged in the development and


                                       2.

marketing of different types of products with different applications in different markets. At such time as shares of OpticNet's Common Stock may become tradable, shares of the two companies will trade independently.

         Technologies has agreed to provide OpticNet with treasury, management, financial and other administrative services for the near future, which services will be provided on a fee basis. OpticNet expects to develop its own financial, tax and administrative services capabilities in the future.

         Technology Transfer and Distribution Agreement ("Distribution Agreement"). The general terms and conditions of the Distribution are set forth in the Technology Transfer and Distribution Agreement entered into by Technologies and OpticNet prior to the effectiveness of the Distribution. The following is a summary of the principal provisions of the Distribution Agreement.

         The Distribution Agreement provided for the contribution to OpticNet of certain assets and intellectual property related to the fiber optic components technology developed by Technologies and Technologies' majority-owned subsidiary, SiTek, Inc. ("SiTek"). See "The Business of OpticNet-Introduction and Historical Overview."

         The Distribution Agreement provides that OpticNet has the right in the future to hire certain individuals approved by Technologies who are or have been employees of Technologies or SiTek. In the event these individuals are employed by OpticNet in the future, Technologies and SiTek, as applicable, will have no further responsibility or liability with respect to the employment relationship of such employees upon their termination of employment by Technologies or SiTek, other than with respect to the final settlement of obligations with respect to such employees under existing incentive and benefit plans of Technologies.

         The Distribution Agreement provides that in the future, as the case may be, and in connection with the transfer of assets comprising the OpticNet business to OpticNet, Technologies and/or SiTek and OpticNet may execute or cause to be executed various additional conveyancing and assumption instruments in such forms as the parties to the Distribution Agreement agree.

         The Distribution Agreement provides that expenses associated with the Distribution are initially to be charged to and paid by Technologies, and in the future allocated between Technologies and OpticNet on an equitable basis, with OpticNet to reimburse Technologies for its respective share of the expenses.

         InterCompany Services Agreement. Technologies and OpticNet have entered into an InterCompany Services Agreement whereby Technologies has agreed to make available to OpticNet certain personnel support, financial and administrative services, record-keeping functions and other assistance as described below for a transition period expected to terminate on or about September 30, 2001, with Technologies being reimbursed for the costs and expenses incurred in connection with the provision of these services to OpticNet. The InterCompany Services Agreement further provides for OpticNet's continued use during this period of certain centralized staff services and systems, such as health claims administration, oversight of compliance with public company reporting requirements after the OpticNet Common Stock is registered under the Exchange Act, the preparation and filing of tax returns and the administration of retirement plan asset investment services, with Technologies being paid on an arm's length basis for such services. Technologies also intends to make available to OpticNet under this agreement a two-year loan commitment for the loan of up to $2,000,000 to OpticNet by Technologies on an unsecured basis, subject to compliance with applicable loan covenants set forth in debt agreements of Technologies. A further component of the InterCompany Services Agreement is a provision governing the lease by Technologies to OpticNet of certain core equipment for the conduct of OpticNet's business. Additionally, employees of OpticNet will participate within the 401(k) plan and the welfare benefit plans of Technologies during this interim period, and Technologies will arrange for certain insurance coverage for OpticNet under Technologies' existing insurance policies for the duration of this interim period, or until OpticNet may otherwise obtain independent insurance coverage.

         License and Technical Assistance Agreement. SiTek and OpticNet have entered into a License and Technical Assistance Agreement whereby SiTek has agreed to license certain technology to OpticNet, assist OpticNet in certain research and development efforts following the Distribution and also fabricate and supply to OpticNet certain components utilized in OpticNet's products. Further, Sitek has granted to OpticNet a perpetual, royalty free, worldwide, exclusive license to develop, make, use and sell products within the field of


                                       3.

telecommunications data transmission utilizing technology possessed by SiTek, and OpticNet has granted to SiTek a corresponding perpetual, royalty free, worldwide, exclusive license to develop, make, use and sell products outside of OpticNet's defined market utilizing technology possessed by OpticNet.

OpticNet Shares-Transfer Restrictions

         There is not currently a public market for the OpticNet Common Stock, nor do we intend to create a public market by filing of a registration statement with the Securities and Exchange Commission ("SEC") under the Securities Act at any time in the near future. When required, OpticNet will register its Common Stock with the SEC under the Exchange Act. Until such time as OpticNet may list its Common Stock for trading with The Nasdaq National Market (the "Listing Date"), which may be subsequent to a registration statement filed by OpticNet under the Exchange Act, OpticNet's Common Stock will be subject to significant restrictions on transfer. In particular, apart from limitations on transfer created by applicable securities laws, the Bylaws of OpticNet expressly forbid the holders of the OpticNet Common Stock from assigning, hypothecating, donating, encumbering or otherwise disposing of any interest in the OpticNet Shares until OpticNet's Common Stock has been registered under federal securities laws and any applicable state securities laws. The Distribution
Agent, who will also act as transfer agent for OpticNet following the Distribution, will be given stop transfer instructions as to the OpticNet Common Stock in the event any such transfer by a holder of OpticNet Common Stock should be attempted prior to the Listing Date.

Other Consequences of the Distribution and Technologies Common Stock Dividend

         Dividend Policies. The payment of future dividends, if any, by the Company will be at the discretion of the Company's Board of Directors. The Company anticipates that for the foreseeable future it will retain earnings, if any, for use in its business.

         Stock Options. Holders of vested incentive and nonstatutory stock options to purchase Technologies Common Stock who exercised these vested options prior to the Record Date will receive shares of OpticNet Common Stock as part of the Distribution and also Shares of Technologies Common Stock, pursuant to the Technologies' Common Stock Dividend.

         Restricted Stock. Holders of shares of Technologies Common Stock remaining subject to future vesting pursuant to awards of restricted stock ("Technologies' Restricted Stock") will be eligible to participate in the Distribution and also the Technologies Common Stock Dividend. Each holder as of the Record Date of vested and unvested shares of Technologies Restricted Stock will receive as a result of the Distribution of OpticNet Common Stock vested shares of OpticNet Common Stock on a proportionate basis to the percentage of vested and unvested shares of Technologies Restricted Stock, respectively, held by such holder. Further, in connection with the Technologies Common Stock Dividend, each holder as of the Record Date of vested and unvested shares of Technologies Restricted Stock will receive as a result of the Technologies
Common Stock Dividend one vested share and one unvested share of Technologies Common Stock for each vested and unvested share of Technologies Restricted Stock held on the Record Date. Fully vested shares of OpticNet Common Stock shall be distributed such that for every two shares of vested and unvested stock of Technologies Restricted Stock the holder thereof shall receive one share of fully vested OpticNet Common Stock. Shares of vested and unvested Technologies Common Stock shall be issued to the holders of Technologies Restricted Stock on a one-for-one basis. Vesting of the unvested shares of Technologies Common Stock issued pursuant to the Technologies Common Stock Dividend shall be in accordance with the vesting schedule applicable to the corresponding shares of Technologies Restricted Stock held by such stockholder.


                                       4.

                            THE BUSINESS OF OPTICNET

Introduction and Historical Overview

         Prior to the Distribution, Technologies, together with its majority-owned subsidiary, SiTek, Inc., was responsible for the growth and development of the technology utilized by OpticNet and transferred the intellectual property and related assets comprising the OpticNet Business to OpticNet prior to the Distribution.

         As discussed under "The Distribution--Reasons for the Distribution," the management and Board of Directors of Technologies concluded it was in the best interests of Technologies and its stockholders to distribute shares representing approximately 42% of the outstanding Common Stock of OpticNet (including in such calculation securities convertible into OpticNet Common Stock) to the stockholders of Technologies as a taxable dividend. OpticNet, a Delaware corporation recently organized in February 2000, was formerly a majority owned subsidiary of Technologies.

         OpticNet intends to file with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Exchange Act with respect to its Common Stock during calendar year 2001, or no later than when such registration may be required. Following the effectiveness of the Registration Statement, the Company will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. The Company will also be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to its stockholders in connection with its annual meeting of stockholders.

         No person is authorized by Technologies or OpticNet to give any information or to make any representations other than those contained in this Information Statement, and if given or made, such information or representations must not be relied upon as having been authorized.

         OpticNet's principal executive offices are presently located at One Post Street, Suite 2500, San Francisco, California 94104 (telephone number (415) 956-4477).

         Unless the context indicates otherwise, "Technologies" refers to BEI Technologies, Inc. and its consolidated subsidiaries, and "OpticNet" and the "Company" refer to OpticNet, Inc.

Description of the OpticNet Business

         The OpticNet Business is the byproduct of development efforts originally commenced by Technologies and SiTek. The OpticNet Business is focused on the developing, producing and marketing of fiber optic components and sub-systems primarily for the telecommunications industry. Initial funding to support OpticNet's business initiatives was provided by a one million dollar cash contribution by Technologies, in exchange for which OpticNet issued Technologies shares of its Series A Preferred Stock (convertible to OpticNet Common Stock on a one to one basis). OpticNet has also entered into an initial agreement with a non-affiliated company funding design and fabrication efforts for optical components produced for the telecommunications market. Technologies has agreed to continue to provide financial support for OpticNet following the Distribution in the form of a $2,000,000 unsecured loan commitment to OpticNet. It is anticipated that OpticNet will obtain capital from outside investors to fund its continued development and manufacturing efforts from a combination of new customer orders, new preferred stock issues or other private placements of its securities and bank borrowings, however, no assurance can be given that such third-party capital will be available to OpticNet, and if available, if the terms thereof will be acceptable to OpticNet.

Business Summary and Strategy

         OpticNet intends to leverage the technology and other intellectual property received in connection with the Distribution Agreement to develop a Micro Electromechanical Systems ("MEMS") optical mirror switch and other fiber optic MEMS switching products for use by the telecommunications industry.


                                       5.

         OpticNet's goal is to utilize the intellectual property received from Technologies and SiTek at the effective time for the Distribution to develop MEMS optical components including a superior optical switching product, expected to appeal to markets including the telecommunications industry, providers of private data networks and cable systems integrators. OpticNet's product concept is made possible by the proprietary MEMS technology that has been licensed to OpticNet by SiTek under the License and Technical Assistance Agreement, for use by OpticNet exclusively in connection with the OpticNet Business as the same is contemplated to develop. The MEMS technology licensed to OpticNet in connection with the Distribution includes that relating to direct fusion bonding and deep reactive ion etching of monocrystalline silicon ("Micromachining"). OpticNet expects this Micromachining technology may enable switches and associated components to match the performance and properties of the optical fiber transmission media. Additionally, OpticNet believes the proprietary optical switch technology transferred to OpticNet by Technologies at the time of the Distribution, when combined with this Micromachining technology, may have advantages over standard polysilicon surface micromachined switch designs and fabrication approaches. The advantages of the OpticNet approach may include superior optical mirror flatness and faster switching rates. The OpticNet concept may also provide easier scalability and reconfigurability of the relevant switch design.

Possible Customers and Markets

         OpticNet's potential customers for the custom and specialty optical MEMS devices which it intends to develop are optical equipment and component suppliers and could include companies such as Alcatel, Siemens, Nortel Networks, Cisco Systems, AT&T, Lucent, Stratos Lightware, JDS Uniphase, Corning, Tell Labs/Ciena and Glimmerglass Networks.

The primary market categories which might be served by OpticNet's proposed products are:

     o Telecommunications - Voice and Internet providers, including submarine and terrestrial long distance service, metro and local loops and fiber to curbside delivery;

     o Private Data Networks - including wide and local area networks and fiber to premises and desk-top stations;

o         Cable  TV  -  including   fiber  to  living  rooms  and  provision  of
          entertainment and internet services;

     o Manufacturing and Testing of Equipment - including instrumentation and automation categories; and

     o    Automotive/Aerospace - e.g., drive and fly by light functions.

Products and Proprietary System

         OpticNet's switch design concept is based on a silicon platform to integrate and assemble all the optical, mechanical and electronic functions and subcomponents of the switch. OpticNet believes this approach results in a switch development road map enabling a host of additional MEMS optical components to be included as a part of the foundational platform including connectors, splitters, attenuators, lenses, couplers, fiber aligners, light guides, and other components.

                  DIRECTORS AND EXECUTIVE OFFICERS OF OPTICNET

         The executive officers and directors of OpticNet and their ages as of November 15, 2000 are as follows:

         Name                        Age                 Position

Dr. Lawrence A. Wan.............     61     Chairman of the Board

Danforth Joslyn.................     70     President and Director

Gary D. Wrench..................     67     Chief Financial Officer and Director

Charles Crocker.................     61     Director

Martin Lim......................     36     Chief Technical Officer

Directors

         Provided below is information concerning the individuals who have agreed to serve as directors of OpticNet:

         Dr. Wan is currently a Senior Vice President and Chief Technical Officer of Technologies, and President of SiTek. He has been a director of BEI Medical Systems Company, Inc. ("BEI Medical") since November 1997, and served as Vice President and Chief Technical Officer of that corporation from July 1990 to September 1997 when it was known as BEI Electronics, Inc. ("BEI Electronics"). From 1984 until 1990, he served as Vice President, Engineering, of Systron Donner Corporation, and also held various other technical and general management positions with that company between 1979 and 1984. From 1968 through 1979, he was founder and Chief Executive Officer of Sycom, Inc., a commercial electronics company. Prior to that, he worked for Hughes Aircraft Company where he headed the Radar Systems Section of the Hughes Ground Systems Group. In 1962, Dr. Wan and two other professors established an Engineering School at the University of California, Santa Barbara, where he also taught Engineering. Dr. Wan holds B.S., M.S. and Ph.D. degrees in Engineering and Applied Sciences from Yale University.

         Mr. Joslyn was a founding  member of Optical Coating  Laboratory,  Inc.
(OCLI) a company specializing in vacuum deposited thin film products serving the optical networking, medical and currency security markets, and from 1959 to 1993, Mr. Joslyn served as a member of OCLI's Board of Directors and in a number of executive positions with OCLI, including as its President and Chief Operating Officer. From 1988 to 1993, Mr. Joslyn served as President and Chief Executive Officer of a joint venture with Imperial Chemical Industries (ICI) to develop color- shifting pigments for the security market. Mr. Joslyn holds a B.S. and a J.D. from George Washington University.

         Mr. Wrench served as Senior Vice President and Chief Financial Officer of Technologies from September 1997 until his recent retirement in May 2000. He has served as a director of Technologies since June 1997. From July 1993 until September 1997, he served as a Senior Vice President and Chief Financial Officer of BEI Electronics and has served as a director of that corporation since 1986. From April 1985 to July 1993, he served as Vice President of BEI Electronics and President and Chief Executive Officer of BEI Motion Systems Company, Inc., then a wholly-owned subsidiary of BEI Electronics, but which is now a part of Technologies. Other experience includes twenty years with Hughes Aircraft Company including an assignment as President of Spectrolab, Inc., a Hughes subsidiary. Mr. Wrench holds a B.A. from Pomona College and an M.B.A. from the University of California, Los Angeles.

         Mr. Crocker, a founder of Technologies, has served as Chairman of the Board of Directors and Chief Executive Officer of Technologies since September 1997. He has served since 1974 as Chairman of the Board of Directors of BEI Medical. Mr. Crocker served as President of Crocker Capital Corporation, a Small Business Investment Company, from 1970 to 1985, and as General Partner of Crocker Associates, a venture capital investment partnership, from 1970 to 1990. He currently serves as a director of Fiduciary Trust Company International and Pope & Talbot, Inc. Mr. Crocker holds a B.S. from Stanford University and an M.B.A. from the University of California, Berkeley.


                                       7.

Board of Directors and Officers of the Company

         The members of the Company's Board of Directors are currently elected annually for a term of one year at the Company's annual meeting of the stockholders held for this purpose and to transact other business properly brought before the meeting. Upon election, all directors hold office until the next annual meeting of stockholders at which their terms expire and until their successors have been duly elected and qualified. At such time as the Company is no longer subject to certain provisions of the California Corporations Code with which it must comply until it lists its shares for trading on The Nasdaq National Market, the Company intends to provide for a classified board of directors, which could have the effect of deterring hostile takeovers or delaying changes in control of management of the Company. Executive officers serve at the discretion of the Board. There are no family relationships among any of the officers and directors.

Committees of the Board of Directors

         OpticNet intends to establish Audit and Compensation Committees of the Board. Members of the Audit and Compensation Committees will not be employees of OpticNet.

         Audit Committee. The Audit Committee will meet with the Company's independent accountants at least annually to review the results of the annual audit and to discuss the Company's financial statements; will recommend to the Board the independent accountants to be retained and evaluate the performance thereof; will receive and consider the accountants' comments as to internal controls, adequacy of staff, management performance and procedures in connection with audit and financial controls; to review, at such time as the Company is required to register its Common Stock under the Exchange Act, the Company's financial statements filed with the Securities and Exchange Commission; and will periodically review the results of the Company's internal audit program and responses by management. The Audit Committee is expected to be composed of Dr. Wan and Mr. Crocker.

         Compensation Committee. The Compensation Committee will make recommendations concerning salaries and incentive compensation, award stock options and other equity incentives to eligible executives, employees and consultants under the Company's equity incentive plan; prepare, at such time as the Company is required to register its Common Stock under the Exchange Act, a report to be filed the Company's proxy or information statement as to compensation polices concerning the Company's executive officers, and will otherwise determine compensation levels and perform such other functions regarding compensation as the Board may delegate. The Compensation Committee is expected to be composed of Dr. Wan and Mr. Crocker.

Executive Officers

         In addition to Messrs. Joslyn and Wrench and Dr. Wan, whose positions with OpticNet, experience and educational background are described under "Directors" above, Mr. Martin Lim will also serve as an Executive Officer of
OpticNet:

         Mr. Lim joined Technologies in 1995, where he specialized in developing advanced silicon-based sensors and facilitated other microfabrication efforts. In 1997 he was a founding member of SiTek, where he has identified and developed key proprietary micromachining processes. As the director of technology at SiTek, he managed the development of a silicon gyro as well initiating programs in microfluidics, biomedical implants and photonic devices including micromirrors, shutters, and optical platforms. Mr. Lim has been awarded 8 U.S. patents in both devices and processes technologies. Mr. Lim holds B.S. and M.S. degrees in Mechanical Engineering from the University of California at Berkeley.


                                       8.

                      SECURITIES OWNERSHIP BY TECHNOLOGIES
                             AND OPTICNET MANAGEMENT

         The following  table sets forth the number of shares of OpticNet Common
Stock owned  directly or indirectly by: (1)  Technologies;  (2) each director of
OpticNet;  (3) each of OpticNet's Executive Officers; (4) all executive officers and directors of OpticNet as a group;  and (5) all those known by OpticNet to be beneficial  owners of more than five percent of its Common  Stock,  based on the ownership by such persons of  Technologies  Common Stock as of October 30, 2000.
The  ownership  information  presented  below  assumes  no change in  beneficial ownership of Technologies  Common Stock between October 30, 2000 and the date of mailing of this Information Statement.

                          Beneficial Owner                               Beneficial Ownership(1)
                          ----------------                               -----------------------
                                                                        Number of      Percent of
                                                                         Shares         Total (2)
                                                                        ---------      ----------
BEI Technologies, Inc.............................................     2,037,530(3)       23.8%
     One Post Street
     Suite 2500
     San Francisco, CA
Mr. Charles Crocker...............................................        1,196,524       14.0%
Dr. Lawrence A. Wan...............................................          872,943       10.2%
Mr. Gary D. Wrench................................................           32,979       *
Mr. Danforth Joslyn...............................................            8,000       *
Mr. Martin Lim....................................................          602,006        7.0%
All executive officers and directors as a group (5 persons)(4)....        2,712,451       31.7%

------------------
*  Less than one percent

         (1) This table is based upon information supplied by the officers, directors and principal stockholders of the Company and upon any Schedules 13D or 13G filed with the SEC pertaining to shares held in Technologies. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and sole investment power with respect all shares indicated as beneficially owned.

         (2) Applicable percentages are based on 8,554,284 shares outstanding on October 30, 2000, adjusted as would be required under SEC rules.

         (3) Represents 2,000,000 shares of preferred stock of OpticNet and 37,530 shares of common stock of OpticNet held by Technologies. The 2,000,000 shares of preferred stock of OpticNet held by Technologies are convertible into shares of OpticNet Common Stock on a one-for-one basis.

         (4) Includes the shares described in the Notes above.

                                       9.

                           INCENTIVE PLANS OF OPTICNET

2000 Equity Incentive Plan

         The Company's 2000 Equity Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors of OpticNet in September 2000. The Incentive Plan provides for the grant or issuance of incentive stock options to employees and nonstatutory stock options, restricted stock purchase awards, and stock bonuses to consultants, employees and directors (collectively, "Stock Awards"). A total of 1,000,000 shares of OpticNet Common Stock are available for Stock Awards under the Incentive Plan. Prior to the effective date for the Distribution, no Stock Awards were granted under the Incentive Plan. Incentive stock options granted under the Incentive Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         The  Incentive  Plan  will  in  the  future  be   administered  by  the
Compensation Committee of the Board of Directors which, in the case of stock options, will determine optionees and the terms of options granted, including the exercise price, the number of shares subject to the option and the exercisability thereof.

401(k) Plan

         Employees of OpticNet will initially participate in the tax qualified employee savings and retirement plan of Technologies, which has become a multi-employer plan for this purpose (the "Multiemployer 401(k) Plan") under which eligible employees may elect to defer their current compensation by up to certain statutorily prescribed annual limits ($10,500 in 2000) and to contribute such amount to the Multiemployer 401(k) Plan. The Multiemployer 401(k) Plan will permit, but not require, additional matching contributions to the Multiemployer 401(k) Plan by the Company on behalf of employees of OpticNet who participate in the Plan. The Multiemployer 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions by employees or by the Company to the Plan, and income earned on Plan contributions, are not taxable to employees until withdrawn from the Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the Multiemployer 401(k) Plan, at the direction of each participant, will invest the 401(k) Plan employee salary deferrals in selected investment options.

Management Incentive Bonus Plan

         OpticNet Board of Directors intends to adopt a Management Incentive Bonus Plan for fiscal 2001 ("MIB Plan") covering employees of OpticNet. On the basis of goals relating to meeting technical objectives outlined by the Board of Directors, and subject to predetermined limits under the MIB Plan, the OpticNet Compensation Committee will in its discretion determine a bonus fund for the Company following the end of the year. Based upon recommendations from management of OpticNet, the Compensation Committee may in its discretion approve individual awards to employees of OpticNet, subject to final approval of the OpticNet Board of Directors.


                                      10.

                          DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

         The Company's authorized capital stock consists of 7,000,000 shares of preferred stock, par value $.0001 per share (the "Company Preferred Stock"), of which 2,000,000 shares are issued and outstanding and 40,000,000 shares of Company Common Stock, of which 35,000,000 shares are designated as Voting Common Stock, none of which shares were issued and outstanding prior to the
Distribution and 5,000,000 shares designated as Nonvoting Common Stock, approximately 2,938,284 of which shares are issued and outstanding. Stockholders of Technologies are receiving shares of the Voting Common Stock of OpticNet pursuant to the Distribution. Based on the number of shares of Technologies Common Stock outstanding as of the Record Date for the Distribution, 3,578,470 shares of Company Voting Common Stock are being issued to the stockholders of Technologies in the Distribution. A total of 37,530 shares of Company Voting Common Stock will continue to be held by Technologies following the Distribution. All of the shares of Company Voting Common Stock issued in the Distribution are validly issued, fully paid and nonassessable. Shares of the Company's Voting Common Stock and Nonvoting Common Stock are subject to restrictions on transfer described under "OpticNet Shares-Transfer Restrictions".

Company Preferred Stock

         There are 2,000,000 shares of the Company's Series A Preferred Stock outstanding, all of which shares are held by Technologies. Holders of the Company's Preferred Stock vote on an as-if-converted basis together with the Common Stock on all matters except as otherwise provided by law or in the Company's Certificate of Incorporation.

         The Company may not, so long as at least 400,000 shares of the Company's Series A Preferred Stock are outstanding or as may otherwise be required by applicable law, without the approval of a majority of the shares of the Series A Preferred then outstanding, take any of the following actions: (i) alter or change the rights, preferences or privileges of the Series A Preferred, so as to affect the Series A Preferred adversely; (ii) authorize the issuance of any additional shares of Preferred Stock of the Company; (iii) enter into an agreement for (a) an acquisition of over fifty percent of the voting power of the Company or (b) a sale of substantially all of the assets of the Company or
(iv) agree to a voluntary liquidation or dissolution of the Company.

         Conversion. The Series A Preferred Stock is convertible at the option of the holder into Common Stock of the Company on a one for one basis.

         Liquidation. In the event of any liquidation or winding up of the Company, including a merger, consolidation or reorganization in which the Company is not the surviving entity or a sale of substantially all of the assets of the Company, the holders of the Series A Preferred, are entitled to receive prior to any distribution to the holders of the Common Stock, a liquidation payment out of the distributable assets and property of the Company equal to $0.50 per each share of Series A Preferred Stock held by them.

         Dividends. Holders of the outstanding shares of Preferred Stock are entitled to dividends, when and if declared by the Board of Directors. No dividends may be declared or paid on the Common Stock unless any dividends declared on the Preferred Stock of the Company are first paid. The Company does not plan to pay any dividends in the foreseeable future.

         The Board of Directors has the authority, subject to the provisions of the Company's Certificate of Incorporation and as permitted by Delaware Law, to issue additional shares of Preferred Stock from time to time in one or more series, to establish the number of shares to be included in each such series, and to fix or alter the rights, preferences and privileges of each such series, including dividend rights, conversion rights, voting rights, rights and terms of redemption and the liquidation preferences of any wholly unissued series of Preferred Stock.

Company Common Stock

         The rights, preferences, privileges, restrictions and other matters relating to the Voting Common Stock and Nonvoting Common Stock of the Company are in all respects identical, except as otherwise required by law or


                                      11.

expressly provided in the Company's Certificate of Incorporation. Except as provided by the Delaware General Corporation Law, the holders of Nonvoting Common Stock are not entitled to vote their shares on any matter which the holders of Company Common Stock are generally entitled to vote their shares.

         The holders of Company Voting Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Board with respect to any series of Company Preferred Stock, the holders of such shares exclusively possess all voting power (provided that the holders of Company Preferred Stock vote together with the Company's Voting Common Stock on an as if converted basis). The Certificate of
Incorporation of the Company does not provide for cumulative voting in the election of directors. Thus, except at such times as the Company is subject to
Section 2115 of the California General Corporate Law, the holders of more than one-half of the outstanding Company Common Stock generally will be able to elect all of the directors of the Company then standing for election. Subject to the preferential rights of the Company Preferred Stock as described above and in the Company's Certificate of Incorporation, the holders of Company Common Stock will be entitled to such dividends as may be declared from time to time by the Board from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of the Company available for distribution to such holders.

Common Stock Dividend Policy

         The payment and amount of any cash dividends on Company Common Stock after the Distribution will be subject to the discretion of the Company's Board of Directors. The Company anticipates that for the foreseeable future it will retain earnings, if any, for use in its business.


                                      12.

                     CERTIFICATE OF INCORPORATION AND BYLAWS

Certain Anti-Takeover Provisions of the Certificate of Incorporation and the Bylaws

         The Certificate of Incorporation and Bylaws for OpticNet contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise, of which a brief summary follows.

         Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

         The Bylaws provide for an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of stockholders of the Company, which provision provides that only persons who are nominated by, or at the direction of, the Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company.
Additionally, this provision provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting.

         By requiring advance notice of nominations by stockholders, the stockholder notice procedure described above affords the Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the stockholder notice procedure provides a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Board, provides the Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

         Preferred Stock

         The Certificate authorizes the Board to establish future series of Company Preferred Stock and to determine, with respect to any series of Company Preferred Stock, the terms and rights of such series. The Company believes that the ability of the Board to issue future series of Company Preferred Stock provides the Company with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of Company Preferred Stock, as well as shares of Company Common Stock, are available for issuance without further action by the Company's stockholders (other than the consent of the holder or holders of the Company's Series A Preferred), unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded.

         Elimination of Liability and Indemnification of Directors and Executive Officers

         The Certificate of Incorporation of the Company provides that the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware Law, as so amended from time to time. This limitation on liability applies to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors. The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the extent not prohibited by the Delaware Law. Under the Bylaws, indemnified parties are entitled to indemnification to the fullest extent permitted by law. The Bylaws also require the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.


                                      13.

         While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Certificate described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

         Indemnification of Directors and Officers

         The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the extent not prohibited by the Delaware Law. Under the Bylaws, indemnified parties are entitled to indemnification to the fullest extent permitted by law. The Bylaws also require the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.


                                      14.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes certain federal income tax consequences that are expected to apply generally to Technologies' stockholders in connection with the Distribution. This summary is based upon current provisions of the Internal Revenue Code, existing regulations under the Internal Revenue Code and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences as described in this summary. No attempt has been made to comment on all federal income tax consequences of the Distribution that may be relevant to particular holders, including holders:

         o who are subject to special tax rules such as dealers in securities, foreign persons, mutual funds, insurance companies and tax-exempt entities;

         o who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

         o who acquired their Technologies stock in connection with stock option or stock purchase plans or in other compensatory transactions;

         o who hold their Technologies stock as a hedge or as part of a hedging, straddle or other risk reduction strategy; and

         o        who do not hold their Technologies shares as capital assets.

         In addition, the following discussion does not address the tax consequences of the Distribution under state, local and foreign tax laws. Accordingly, Technologies stockholders are advised and expected to consult their own tax advisors regarding the federal income tax consequences of the Distribution in light of their personal circumstances and the consequences under state, local and foreign tax laws.

         No ruling from the Internal Revenue Service or opinion of counsel has been or will be requested in connection with the Distribution.

                  Subject to the limitations discussed herein, it is expected that:

         o Technologies stockholders will recognize dividend income equal to the fair market value of the OpticNet Shares received plus the amount of cash distributed, including any cash received in lieu of a fractional share of OpticNet stock (assuming that Technologies has either current or accumulated earnings and profits at least equal to the fair market value of such OpticNet Shares and cash distributed). The maximum marginal federal income tax rate for individuals presently applicable to dividend income is 39.6%. Corporate taxpayers are generally subject to a maximum marginal federal income tax rate of 35%, and may, subject to certain limitations, be eligible for a partial dividends received deduction;

         o Technologies will also distribute a special one-time cash dividend to its stockholders that, net of taxes, is intended to satisfy the tax liability of the average stockholder incurred by reason of the Distribution;

         o        each  Technologies   stockholder's   aggregate  basis  in  the
                  OpticNet shares received in the Distribution will be the fair market value of such OpticNet shares;

         o the holding period for the OpticNet shares will begin on the day following the date the Technologies stockholders are entitled to receive such shares;

         o Technologies will recognize gain on the Distribution to the extent that the fair market value of the OpticNet stock distributed exceeds Technologies' basis in such stock at the time of the Distribution.

         Noncorporate   Technologies  stockholders  may  be  subject  to  backup
withholding at a rate of 31% on the OpticNet Shares received, as well as any cash received in lieu of a fractional share of OpticNet stock. However,


                                      15.

backup withholding will not apply to a Technologies stockholder who either (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the transmittal letter for the Distribution, or (ii) otherwise proves to Technologies that such stockholder is exempt from backup withholding.

THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW AS CURRENTLY IN EFFECT. BECAUSE OF THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, HOLDERS OF TECHNOLOGIES STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE DISTRIBUTION, INCLUDING THE EFFECTS OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.


                                      16.